                                                                     EXHIBIT 2.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                             VENTRA MANAGEMENT, INC.


         FIRST: The name of the corporation is Ventra Management, Inc.

         SECOND: Its principal place of business in the State of Delaware is to be located at 725 Market Street, City of Wilmington, County of New Castle, State of Delaware. The registered ant in charge thereof is The Company Corporation at the some address as above.

         THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things herein mentioned as fully and to the same extent as natural persons might or could to, and in any part of the world, viz:

         "The purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware."

         FOURTH: The total number of shares which the corporation is authorized to issue is one hundred million (100,000,000) shares, with a par value of one hundredth of one cent ($.0001), all of which are of the same class and all of which are designated as common shares.

         FIFTH: The name and mailing address of the incorporator is as follows:

                  Marsha Mills, 725 Market Street, Wilmington, DE 19801

         SIXTH: The powers of the incorporator are to terminate upon filing of the certificate of incorporation, and the name and mailing address of the persons who will serve as directors until the first annual meeting of stockholders or until successors are elected am qualify is as follows:

     Simone T. Palazzolo, 515 Madison Avenue, 15th Floor, New York NY 10022

         SEVENTH: The Directors shall have the power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital and to authorize and cause to be executed mortgages and liens without limit as to the amount upon the property and franchise of the Corporation

         With the consent in writing and pursuant to a vote of the holders of a majority of the capital stock Issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this Corporation.

         The by-laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of the Corporation, except as conferred by the laws or by-laws or by resolution of the stockholders.

         The stockholders and directors shall have power to bold their meetings and keep books and records outside of the State of Delaware, at such places as may be from time to time designated by the by-laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware

         It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise cited In said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

         I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware do make, file and record this Certificate and do certify that the facts herein are true; and that I have accordingly hereunto set my Name

STATE OF DELAWARE
COUNTY OF New Castle


                                                 /s/ Marsha Mills
                                                 ------------------------------